UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Aramark
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Commencing on January 22, 2021, Aramark made available to shareholders the following communication in connection with its upcoming annual meeting of shareholders to be held on February 2, 2021 that highlights certain compensation actions undertaken by the Company’s Board of Directors (the “Board”) and the Compensation Committee (the “Committee”) of the Board.

Flaws in Proxy Advisor Approaches and Recommendations on Say on Pay

Certain proxy advisors have recommended that shareholders vote against Say on Pay based on actions taken by Aramark to provide significantly below-target annual and long term incentive payouts for FY 2020 and to put in place forward-looking long term incentives which the Aramark Board viewed as critical to retain our employees and executives, and align them with future growth of our business.

The methodology followed by the proxy advisors is designed for “business as usual” circumstances and relies on formulaic performance comparisons and general principles. The proxy advisors don’t have the resources or the business experience to understand Aramark’s business or to make the difficult and nuanced judgments that the Aramark Board had to make to protect employees and customers, preserve jobs, keep the company running, and position Aramark for growth coming out of the pandemic.

The effects of the pandemic on Aramark are different and more severe in certain areas of the business compared to other industries—some of which materially benefited from COVID-19. The proxy advisors’ financial comparison is further fundamentally flawed because they compared Aramark’s financial performance at its October 2, 2020 fiscal year end (7 months into the pandemic) with the financial performance of their peers, most of which have calendar year ends, so performance was measured at December 31, 2019 (before the pandemic).

This communication describes the key compensation actions taken by the Aramark Board in response to a world-wide economic and health catastrophe.

Salary Reductions in FY 2020 and Salary Freeze for FY 2021

Aramark NEO salaries were reduced by 25% for 6 months. This was a material reduction in the value of compensation that is not designed to be at risk. In addition, executive salaries were frozen for FY 2021.

Annual Incentive Payout

The FY 2021 annual incentive paid out at 40% for the NEOs—significantly below target. This was a measured and modest payout, particularly given the retention sensitivities that Aramark was experiencing as it faced aggressive recruitment efforts from companies in industries less severely impacted by the pandemic. Aramark clearly disclosed that the payout was discretionary, that it applied throughout the organization (not just to executives) and that the rationale for the modest payout was to retain employees and reward their exceptional performance in a very difficult year.

The Board believes that a significant proportion of North American companies that have been negatively impacted by COVID-19 will (similar to Aramark) exercise reasonable discretion to provide moderate annual incentive payouts, in many cases above the 40% level funded by Aramark. However, because of its fiscal year end, Aramark’s decision is being considered without the context of how other companies have addressed the effect of COVID-19 on incentive payouts.

Long Term Incentive Payout

The 2018-2020 PSUs paid out at 29.2%, significantly below target and aligned with the shareholder experience. This reflected some recognition to management for performance during a majority of the performance period that was on track for a more favorable outcome prior to the pandemic. Aramark used a reasonable and clearly articulated methodology to determine the payout factor, taking into account the impacts of COVID-19 on Aramark’s business, its customers, and its employees, during the last 6 months of a 36-month performance period.

Long Term Incentives

Aramark accelerated the award of FY 2021 LTI to incentivize and retain talent. This reflected a shift in timing, not an increase in compensation. At the time this LTI was awarded, no COVID-19 vaccines had been approved and the timeframe for the start of a recovery was highly uncertain. Setting stretch long term targets was extremely challenging and the Committee wanted to avoid potential windfalls for management, while creating alignment with long-term shareholder value. Accordingly, the FY 2021 LTI awards were granted in time-based RSUs and stock options. Aramark committed to return to an LTI mix in FY2022 that includes at least 50% performance-vesting equity.

In addition, Aramark awarded premium priced options to key leaders. The premium exercise price means that even though options may vest on the third, fourth and fifth anniversaries of the date of grant, the premium price provides stronger alignment with shareholders than traditional options with an exercise price equal to the grant date share price as illustrated by the graph from the proxy.

This premium priced option award only provides value to executives when tremendous value is created for shareholders. The first tranche has an exercise price of $35 with increasing exercise prices in $10 dollar increments up to $85 (a 209% premium to the FYE share price of $27.55). We note that Aramark’s share price on the last day of February of 2020 was ~$35; Aramark is not rewarding executives for value creation from a low point during the pandemic, but rather from a starting point pre-pandemic.

Conclusion

Aramark took multiple compensation actions to manage an unprecedented and ongoing external event. Taken together, Aramark’s actions include far-below target payouts for the FY 2020 bonus and LTI cycle ending in 2020, base salary reductions and a freeze, a highly performance-oriented option grant with direct and significant shareholder alignment, removal of a legacy excise tax gross up, a commitment not to award new annual LTI in FY 2021, a market aligned and reasonable CEO compensation package for the new CEO, as well as various other shareholder aligned enhancements. Aramark strongly believes that our executive pay program is reasonable, market competitive, aligned with shareholders, appropriately performance oriented, and reflective of governance best practices.